Exhibit 15.1

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-104564, 333-114430 and 333-140997), Forms S-4 (File Nos. 333-104563, 333-114217 and 333-139252) and Forms S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292, 333-136084 and 333-141358) of Freeport-McMoRan Copper & Gold Inc. of our report dated May 8, 2007 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended March 31, 2007.

/s/Ernst & Young LLP

New Orleans, Louisiana
May 8, 2007